Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact

Patricia Figueroa	Shona Sabnis

(212) 836-2758	(212) 836-2626

Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Eric Roegner Named President of Arconic Global Rolled Products

NEW YORK, May 1, 2017 – Arconic (NYSE: ARNC) announced today that Eric Roegner, Chief Operating Officer of Investment Castings, Arconic Titanium and Engineered Products and President of Arconic Defense, has been named President of Arconic Global Rolled Products (GRP), effective immediately. Roegner continues as President of Arconic Defense. He succeeds Kay Meggers who is leaving Arconic effective June 2 to become a faculty member at the Gordon Ford College of Business at Western Kentucky University.

“Eric is the ideal leader to deliver on our strategic plan for the Global Rolled Products segment,” said David Hess, Interim Arconic Chief Executive Officer. “He is a highly qualified internal candidate with a solid operational track record, including the successful integration of RTI International Metals (RTI), which is now the Arconic Titanium and Engineered Products business unit. His strong customer relationships in the aerospace and defense sectors, and deep technology and engineering background, will help drive sustainable value for our customers and shareholders.”

Roegner joined Arconic—then Alcoa Inc.—in 2006 and has 11 years of experience in the aerospace, defense, automotive and other industrial markets, and 14 years of automotive and oil and gas experience gained prior to joining Arconic. Most recently, he led the successful integration of RTI, including the post-acquisition divestiture of RTI’s Remmele Medical business. RTI expanded the Company’s range of titanium offerings and added advanced technologies, including additive manufacturing capabilities. Under Roegner’s leadership, the RTI acquisition has outperformed expectations and is more than two years ahead of the business case in realizing synergies. In his most recent role, Roegner oversaw Arconic Power and Propulsion, a global leader in jet engine components, and Arconic Titanium and Engineered Products, a world-class producer of titanium products and an advanced manufacturing leader. He is co-inventor of the Ampliforge™ process, a hybrid technique that combines additive and advanced manufacturing processes.

Roegner will report to Interim CEO David Hess. With this appointment, the Company has streamlined its leadership structure and Eric’s prior position will be eliminated.

Roegner holds a bachelor’s degree in mechanical and aerospace engineering from Princeton University and an MBA from Case Western Reserve University. He currently serves on the Board of Governors of the Aerospace Industries Association.

“Since joining Arconic in 2010, Kay has played a significant role in positioning Arconic for long-term success, including leading the transformation of the GRP business and pivoting the portfolio to a higher margin product mix,” said Hess. “Under Kay’s leadership, GRP has been repositioned as an innovation-led partner to our customers, including in the automotive market, and we thank him for his contributions to Arconic.”

Meggers led expansions in Iowa and Tennessee to capture growing automotive demand for aluminum. These expansions serve a growing number of automotive manufacturers including Ford Motor Company, General Motors and Toyota. GRP also has invested to capture future growth in aerospace, including through the recent investment in the Very Thick Plate Stretcher in Davenport. He spearheaded a range of productivity improvements, resulting in approximately $200 million in savings per year.

Following his departure from Arconic, Meggers will become the Hays Watkins Executive in Residence in the Gordon Ford College of Business, and a faculty member in the Department of Management and in the Center for Leadership Excellence at Western Kentucky University in Bowling Green, Kentucky.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

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